EXHIBIT 10.27







                       STANDARD MOTOR PRODUCTS CORPORATION
                        SEVERANCE COMPENSATION AGREEMENT



                                                               December 12, 2001

John Gethin
5217 Southern Hills
Frisco, TX  75034

Dear Mr. Gethin:

         The Board of Directors (the "Board") of Standard Motor Products Corporation (the "Corporation") has authorized your participation in the arrangements set forth in this Severance Compensation Agreement (the "Agreement").

         The Board recognizes that the possibility of a Change in Control of the Corporation exists, and the uncertainty and questions which it may raise among management may result in the departure or distraction of management personnel to the detriment of the Corporation and its stockholders.

         The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Corporation's management, including yourself, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from a possible Change in Control of the Corporation. The Board has also determined that it is in the best interests of the Corporation and its stockholders to ensure your continued availability to the Corporation in the event of a potential Change in Control of the Corporation.

         In order to induce you to remain in the employ of the Corporation and in consideration of your continued service the Corporation, the Corporation agrees that you shall receive the severance benefits set forth in this Agreement in the event your employment with the Corporation is terminated subsequent to a Change in Control of the Corporation under the circumstances described below.





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1.       DEFINITIONS:

         a.   CAUSE shall mean:

                  (i) deliberate or intentional failure to substantially perform the material duties of your position (other than due to disability);

                  (ii) an intentional act of fraud, embezzlement, theft or any other material violation of law;

                  (iii) intentional wrongful damage to material assets of the Corporation;

                  (iv) intentional wrongful disclosure of material confidential information of the Corporation; or

                  (v) intentional breach of any material employment policy of the Corporation.

         No act, or failure to act, on your part shall be deemed "intentional" if it was due primarily to an error in judgement or negligence, but shall be deemed "intentional" only if done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in, or not opposed to, the best interest of the Corporation. Failure to meet performance standards or objectives of the Corporation shall not constitute Cause for purposes hereof.

         b) "CHANGE IN CONTROL OF THE CORPORATION" shall be deemed to occur if any of the following circumstances shall occur:

                  (i) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Corporation to any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 ("Act")) other than the Permitted Holders;

                  (ii) any person or group, other than the Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Act, except that a person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50 percent of the total voting power of the voting stock of the Corporation, including by way of merger, consolidation or otherwise;



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                  (iii) Larry Sills is no longer the Chairman of the Board of
                        Directors of the Corporation or he is no longer the Chief Executive Officer of the Corporation.

                  For the purposes of this Section 1b, "Permitted Holders" shall mean, as of the date of determination: (A) any and all of Larry Sills, his spouse, his parents, his siblings and their spouses, and descendants of them (whether natural or adopted) (collectively, the "Sills Group"); and (B) any trust established and maintained primarily for the benefit of any member of the Sills Group and any entity controlled by any member of the Sills Group.

         c. "GOOD REASON FOR RESIGNATION" shall mean, without your express written consent, any of the following:

                  (i) (A) a change in your status or position with the Corporation, which in your reasonable judgement does not represent a promotion from your status or position, immediately prior to a Change in Control of the Corporation; or

                        (B) a reduction in the level of your reporting responsibility as it existed immediately prior to a Change in Control of the Corporation; or

                        (C) the assignment to you of any duties or responsibilities or diminution of duties or responsibilities which in your reasonable judgment are inconsistent with your status or position with the Corporation in effect immediately prior to a Change in Control of the Corporation;

                  (ii) a reduction by the Corporation in the annual rate of your base salary as in effect immediately prior to the date of a Change in Control of the Corporation or as the same may be increased from time to time thereafter;

                  (iii) the Corporation requiring you to be based outside of a fifteen (15) mile radius from where your office is located immediately prior to a Change in Control of the Corporation except for required travel on the Corporation's business to an extent substantially consistent with your business travel obligations immediately prior to a Change in Control of the Corporation;




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2.       CHANGE IN CONTROL.

         a. EFFECT OF A CHANGE IN CONTROL. Notwithstanding anything contained herein to the contrary, if your employment is terminated within 12 months following a Change in Control by either you with Good Reason for Resignation or by the Corporation for any reason other than Cause, then you shall receive the following benefits:

                  (i) SEVERANCE. The Corporation shall pay to you an amount equal to three times your Cash Compensation (which shall mean your base salary plus your bonus at par as defined in the Standard Motor Products Corporation Bonus Plan), as in effect immediately prior to such termination of employment (or the Cash Compensation in effect immediately prior to the Change in Control, if greater). Such amount shall be paid to you on a pro-rata bases, semi-monthly, for a period of two years following your termination of employment.

                  (ii) WELFARE PLAN COVERAGES. You shall continue to participate for a period of thirty-six (36) months in any group medical, dental or life insurance plan that you participated in prior to the date of the Change in Control, under such terms and conditions as applied to you while you were an active employee. Notwithstanding the foregoing, you may not continue to participate in such plans on a pre-tax basis.

                  (iii) SUPPLEMENTAL COMPENSATION PLAN. You shall receive an immediate three years additional service credit for all purposes under the Corporation's Supplement Compensation Plan.

                  (iv) You shall be allowed the exclusive use of your company automobile for the duration of the lease then in effect on the date of your separation. No contribution shall be required from you towards the cost of the lease. You will however be responsible for the costs of fuel, maintenance and auto liability insurance. Proof of insurance must be furnished to the company.

                  (v) You will receive executive outplacement, arranged by the company, at the company's cost.

                  (vi) Any outstanding stock options which have been issued to you, and which are not yet vested as of the date of your separation, shall have their vesting accelerated so as to vest on the date of your separation. The life of all such options shall be the lesser of their remaining life or two years.



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3.       MISCELLANEOUS.

         a. NOTICE. For the purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or by facsimile or mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

                  If to you:                John Gethin
                                            5217 Southern Hills
                                            Frisco, TX  75034

                  If to the Corporation:    Standard Motor Products Corporation
                                            37-18 Northern Boulevard
                                            Long Island City, New York  11101
                                            Attn:  Mr. Sanford Kay
                                            Fax:  (718) 937-8219

                  With a copy to:           Bud G. Holman, Esq.
                                            Kelley Drye & Warren LLP
                                            101 Park Avenue
                                            New York, New York  10178
                                            Fax:  (212) 808-7897

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         b. MODIFICATION OR WAIVER; ENTIRE AGREEMENT. No provision of this Agreement may be modified or waived exempt in a document signed by you and the Corporation. This Agreement, along with any documents incorporated herein by reference, constitute the entire agreement between the parties regarding their employment relationship. To the extend that this Agreement is in any way inconsistent with any prior or contemporaneous stock option agreements between the parties, this Agreement shall control. No agreement or representations, oral or otherwise, with respect to the subject matter hereof have been made by either party that are not set forth expressly in the Agreement.

         c. GOVERNING LAW. The validity, interpretation, construction, performance, and enforcement of this Agreement shall be governed by the laws of the State of New York without reference to New York's choice of law rules. In the event of any dispute, you agree to submit to the jurisdiction of any court sitting in New York State.



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         d. NO MITIGATION OR OFFSET. In the event your employment with the
Corporation terminates for any reason, you shall not be obligated to seek other employment following such termination and there shall be no offset of the payments or benefits set forth herein.

         e. WITHHOLDING. All payments required to be made by the Corporation hereunder to you or your estate or beneficiaries shall be subject to the withholding of such amounts as the Corporation may reasonably determine it should withhold pursuant to any applicable law.

         f. NO CONFLICT. You represent and warrant that you are not party to any agreement, contract, understanding, covenant, judgement or decree or under any obligation, contractual or otherwise, in any way restricting or adversely affecting your ability to act for the Corporation in all of the respects contemplated hereby.

         g. ENFORCEABILITY. Each of the covenants and agreements set forth in this Agreement are separate and independent covenants, each of which has been separately bargained for and the parties hereto intend that the provisions of each such covenant shall be enforced to the fullest extend permissible. Should the whole or any part or provision of any such separate covenant be held or declared invalid, such invalidity shall not in any way affect the validity of any other such covenant or of any part or provision of the same covenant not also held or declared invalid. If any covenant shall be found to be invalid but would be valid if some part thereof were deleted or the period or area of application reduced, then such covenant shall apply with such minimum modification as may be necessary to make it valid and effective. The failure of either party at any time to require performance by the other party of any provision hereunder will in no way affect the right of that party thereafter to enforce the same, nor will it affect any other party's right to enforce the same, or to enforce any of the other provisions in this Agreement; nor will the waiver by either party of the breach of any provisions hereof be taken or held to be a waiver of any prior or subsequent breach of such provision or as a waiver of the provision itself.

         h. MISCELLANEOUS. No right or interest to, or in, any payments shall be assignable by you; PROVIDED, HOWEVER, that this provision shall not preclude you from designating in writing one or more beneficiaries to receive any amount that may be payable after your death and shall not preclude the legal representative of your estate from assigning any right hereunder to the person or persons entitled thereto. If you should die while any amounts would still be payable to you hereunder, all such amounts shall be paid in accordance with the terms of this Agreement to your written designee or, if there be no such designee, to your estate. This Agreement shall be binding upon and shall inure to the benefit of, and shall be enforceable by, you, your heirs and legal representatives and the Corporation and its successors. The section headings shall not be taken into account for purposes of the construction of any provision of this Agreement.



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         IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date and year first above written.


         STANDARD MOTOR PRODUCTS
         CORPORATION

         -------------------------          --------------------------
         By:                                                  John Gethin
         Title:





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